Exhibit 99.(j)(2)

AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT (this “Amendment”) is effective as of this 16th day of December, 2022, by and between Ares Private Markets Fund, each of the funds listed on Appendix A of the Agreement (as defined hereinafter) (individually, a “Fund” and collectively, the “Funds”), and UMB Bank, n.a., a national banking association (“UMB”).

WHEREAS, the Funds and UMB previously entered into a Custody Agreement dated February 24, 2022, as revised March 8, 2022 (the “Agreement”); and

WHEREAS, the parties wish to amend the Agreement as set forth herein by entering into this Amendment.

NOW THEREFORE, for and in consideration of the mutual promises hereinafter set forth, and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.              Section 1 shall be replaced in its entirety with the following:

1. APPOINTMENT OF CUSTODIAN.

Each Fund hereby constitutes and appoints the Custodian as custodian of Assets belonging to each such Fund which have been or may be from time to time delivered to and accepted by the Custodian. Custodian accepts such appointment as a custodian and agrees to perform the duties and responsibilities of Custodian as set forth herein on the conditions set forth herein. For purposes of this Agreement, the term “Assets” shall include Securities, Underlying Shares, monies, and other property held by the Custodian for the benefit of a Fund. “Security” or “Securities” shall mean stocks, bonds, rights, warrants, certificates, instruments, obligations and all other negotiable or non-negotiable paper commonly known as Securities, including, but not limited to, those included within the definition of “security” in Section 2(a)(36) of the 1940 Act, which have been or may from time to time be delivered to and accepted by the Custodian.

With regard to Assets accepted by the Custodian prior to November 29, 2022, the term “Securities”, as used in this Agreement, shall not include Underlying Shares. “Underlying Share” or “Underlying Shares” shall mean uncertificated shares of, or other interests in, other investment funds, accounts or vehicles, including, but not limited to, private investment vehicles and investment companies registered under the 1940 Act.

With regard to Assets accepted by the Custodian on or after November 29, 2022, “Securities” shall also mean, for purposes of a Fund’s investments in underlying investment companies, the completed subscription agreements (or any document, however titled, containing factual information regarding a Fund and Fund representations and warranties necessary to make the investment, which shall be defined herein as a “Subscription Agreement”) pertaining to such underlying investment company. Custodian shall have no obligation to treat a Subscription Agreement as a Security until the Fund delivers such completed Subscription Agreement to the Custodian.

2.             Section 2(h) of the Agreement shall not apply with respect to Assets delivered to and accepted by the Custodian on or after November 29, 2022.

3.             Section 3 shall be renamed “DELIVERY OF CORPORATE AND OTHER DOCUMENTS” and the following paragraph shall be added to the end of the Section:

With regard to Assets delivered to and accepted by the Custodian on or after November 29, 2022, each Fund further agrees to promptly provide the Custodian completed Subscription Agreements and any other applicable documentation for such Fund’s investment in any underlying investment companies. Such investments will only be Securities, and therefore Assets of the Fund, upon receipt by the Custodian of completed Subscription Agreements for the Fund. Each Fund undertakes to work with Custodian to ensure that quarterly confirmations, and any documentation representing changes to such Fund’s holdings in such investment (such as related to a “follow-on” purchase), are provided to Custodian as soon as possible.

4.	Section 4(b)(1) shall be replaced in its entirety with the following:

(b) Manner of Holding Securities.

(i)	The Custodian shall at all times hold Securities of each Fund either: (i) by physical possession of the share certificates, completed Subscription Agreements, or other instruments representing such Securities (such as, in the case of Underlying Shares, documents evidencing the Fund’s interest in such Underlying Shares), in registered or bearer form; in the vault of the Custodian, Domestic Subcustodian, a Special Custodian, depository or agent of the Custodian; or in an account maintained by the Custodian or agent at a Securities System (as hereinafter defined); or (ii) in book-entry form by a Securities System in accordance with the provisions of sub-paragraph (3) below.

5.	Any reference to the Agreement shall be a reference to the Agreement as amended hereby. All rights, obligations and liabilities in respect of the Agreement shall continue to exist save as varied herein. In the event of any conflict or inconsistency between the provisions of this Amendment and the Agreement, the terms of this Amendment shall prevail. All other terms of the Agreement are hereby ratified and confirmed.

6.	This Amendment may be executed in any number of counterparts, each of which shall constitute an original, but which together shall constitute one instrument.

7.	This Amendment shall be governed by and construed in accordance with the laws of the State of Missouri, excluding the laws on conflicts of laws.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in counterparts by their respective officers, thereunto duly authorized, as of the date first above written.

[Signature page follows.]

ARES PRIVATE MARKETS FUND

ARES LANDMARK PRIVATE MARKETS FUND-D, LLC

ARES PRIVATE MARKETS FUND BLOCKER, LLC

ARES LANDMARK PRIVATE MARKETS FUND-D BLOCKER, LLC

By:	/s/ Tina St. Pierre
Tina St. Pierre
Treasurer and Chief Financial Officer

UMB BANK, N.A.

By:	/s/ Amy Small
Amy Small
Executive Vice President

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